UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities

Exchange Act of 1934 (Amendment No.      )

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Ampco–Pittsburgh Corporation

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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

TO BE HELD THURSDAY, APRIL 28, 2005

TO THE SHAREHOLDERS OF

AMPCO-PITTSBURGH CORPORATION

Notice is hereby given that the Annual Meeting of the Shareholders of Ampco-Pittsburgh Corporation will be held in The Carnegie Room, 3rd Floor, The Duquesne Club, 325 Sixth Avenue, Pittsburgh, Pennsylvania, on Thursday, April 28, 2005 at 10:00 a.m., for the following purposes:

1. To	elect a class of four Directors for a term that expires in 2008.

2. To	transact such other business as may properly come before the meeting and any adjournment thereof.

Shareholders of record on March 10, 2005 are entitled to notice of and to vote at the meeting.

BY ORDER OF THE BOARD OF DIRECTORS

Rose Hoover,
Vice President and Secretary

Pittsburgh, Pennsylvania

March 11, 2005

All shareholders are cordially invited to attend the meeting in person. Your vote is important and, whether or not you expect to attend in person, it is requested that you PROMPTLY fill in, sign, and return the enclosed proxy card.

PROXY STATEMENT

March 11, 2005

Annual Meeting of Shareholders April 28, 2005

SOLICITATION OF PROXIES

This Statement is furnished in connection with the solicitation of proxies to be used at the Annual Meeting of Shareholders of AMPCO-PITTSBURGH CORPORATION (the “Corporation”) to be held on April 28, 2005. The first mailing of the proxy material to the shareholders is expected to be made on March 18, 2005.

The accompanying proxy is solicited on behalf of the Board of Directors of the Corporation. In addition to the solicitation of proxies by use of the mails, proxies may be solicited by Directors and employees, in person or by telephone, and brokers and nominees may be requested to send proxy material to and obtain proxies from their principals. The Corporation will pay the costs incurred for those solicitations of proxies and will pay Mellon Investor Services, 44 Wall Street, New York, New York a fee of $7,500, plus reimbursement of reasonable out-of-pocket expenses, for aid in the solicitation of proxies.

Any shareholder has the power to revoke the proxy at any time prior to the voting thereof. Revocation of the proxy will not be effective until notice thereof has been given to the Secretary of the Corporation or until a duly executed proxy bearing a later date is presented.

VOTING SECURITIES AND RECORD DATE

Only holders of record of Common Stock of the Corporation at the close of business on March 10, 2005, will be entitled to vote at the meeting. On that date, there were 9,757,497 shares of Common Stock outstanding. The holders of those shares are entitled to one vote per share. In the election of Directors, the shares may be voted cumulatively. Cumulative voting means that the number of shares owned by each shareholder may be multiplied by the number of Directors to be elected and that total voted for the nominees in any proportion. Shares that are not voted cumulatively are voted on a one vote per share basis for each nominee, except for those nominees, if any, for whom the shareholder is withholding authority to vote.

REQUIRED VOTE

Under Pennsylvania law and the Corporation’s by-laws, the presence of a quorum is required to transact business at the 2005 Annual Meeting of Shareholders. A quorum is defined as the presence, either in person or by proxy, of a majority of the votes that all shareholders are entitled to cast at the meeting. Abstentions, votes withheld from director nominees, and broker-dealer non-votes (shares held by a broker or nominee as to which the broker or nominee does not have the authority to vote on a particular matter) will be counted for purposes of determining a quorum, but will have no effect on matters to be voted on. Assuming the presence of a quorum, the four nominees for director receiving the highest number of votes will be elected directors and the affirmative vote of a majority of the votes cast at the meeting is necessary to approve any other proposal.

ELECTION OF DIRECTORS

A class of four Directors will be elected for a term of three years to fill the class of Directors whose term expires in 2005. All nominees for election to the Board of Directors are currently Directors. The nominees were recommended by the Nominating and Governance Committee and nominated by the Board of Directors at its February 21, 2005 meeting and are willing to serve as Directors if elected. If at the time of the Annual Meeting a nominee should be unable or unwilling to stand for election, the proxies will be voted for the election of such person, if any, as may be selected by the Board of Directors to replace him.

Proxies in the enclosed form will be voted, unless otherwise directed, for the following nominees:

Nominees for Directors for a Term of Office Expiring in 2008:

LOUIS BERKMAN (age 96, Director since 1960). Mr. Berkman has been Chairman Emeritus of the Board since March 2004. Prior to March 2004, he was Chairman of the Board for more than five years. He is also Chairman and a director of The Louis Berkman Investment Company (steel products, fabricated metal products, building and industrial supplies).

WILLIAM K. LIEBERMAN (age 57, Director since February 2004). Mr. Lieberman has been President of The Lieberman Companies since 2003. For more than five years before 2003, he was Executive Vice President of Hilb, Rogal and Hamilton Company of Pittsburgh, an insurance firm.

STEPHEN E. PAUL (age 37, Director since 2002). Mr. Paul has been a managing principal of Laurel Crown Capital, a private investment company, since 2002. From 2001 to 2002 he was a Vice President of The Louis Berkman Company. From 1998 to 2001 he was Vice President of Business Development for eToys, Inc.

CARL H. PFORZHEIMER, III (age 68, Director since 1982). Mr. Pforzheimer has been Manager of Carl H Pforzheimer & Co. LLC since July, 2004. Prior to that, he was Managing Partner of Carl H. Pforzheimer & Co. (member of the New York and American Stock Exchanges) for more than five years.

Directors Whose Term of Office Expires in 2007:

LEONARD M. CARROLL (age 62, Director since 1996). Mr. Carroll has been Managing Director of Seneca Capital Management, Inc., a private investment company, for more than five years. He is also a Director of Gateway Bank.

LAURENCE E. PAUL (age 40, Director since 1998). Mr. Paul has been a managing principal of Laurel Crown Capital, a private investment company, since 2002. From 2001 to 2002 he was a Vice President of The Louis Berkman Company. From 1995 to February 2001 he served in various capacities, including as a Managing Director, of Donaldson, Lufkin & Jenrette (an Investment Banking firm) which was acquired by Credit Suisse First Boston in 2000. He is also a director of Biovail Corporation.

ERNEST G. SIDDONS (age 71, Director since 1981). Mr. Siddons has been President and Chief Operating Officer since March 2004. Prior to March 2004 he was Executive Vice President and Chief Operating Officer of the Corporation for more than five years.

Directors Whose Term of Office Expires in 2006:

ROBERT J. APPEL (age 73, Director since February 2004); Mr. Appel has been President of Appel Associates since May 2003. Prior to May 2003, he was a partner of Neuberger Berman (an investment advisory firm which was acquired by Lehman Brothers) for more than five years.

WILLIAM D. EBERLE (age 81, Director since 1982). Mr. Eberle has been a private investor and consultant and Chairman of Manchester Associates, Ltd. for more than five years. He is also a director of America Service Group.

PAUL A. GOULD (age 59, Director since 2002). Mr. Gould has been managing director of Allen & Co., Inc., an investment banking company, for more than five years. He is also a director of Liberty Media Corporation and UnitedGlobalCom Inc.

ROBERT A. PAUL (age 67, Director since 1970). Mr. Paul has been Chairman and Chief Executive Officer since March 2004. Prior to March 2004 he was President and Chief Executive Officer of the Corporation for more than five years. He is also the President and a director of The Louis Berkman Investment Company and a director of National City Corporation.

Louis Berkman is the father-in-law of Robert A. Paul and the grandfather of Laurence E. Paul and Stephen E. Paul (sons of Robert A. Paul). There are no other family relationships among the Directors and Officers.

The Board of Directors has adopted categorical standards to assist it in evaluating the independence of its Directors. A copy of the Categorical Standards are attached to this Proxy Statement as Annex A. The standards are also attached to the Corporate Governance Guidelines which are available on the Corporation’s website at www.ampcopittsburgh.com. After performing this evaluation in accordance with those guidelines, the Board has determined that Robert J. Appel, Leonard M. Carroll, William D. Eberle, Paul A. Gould, William K. Lieberman and Carl H. Pforzheimer, III do not have material relationships with the Corporation (other than as members of the Board of Directors) and are independent within the meaning of the Corporation’s independence standards and those of the New York Stock Exchange (the “NYSE”).

Director Nominating Procedures

The Corporation’s Corporate Governance Guidelines and its Nominating and Governance Committee Charter charge the Nominating and Governance Committee with selecting nominees for election to the Board of Directors and with reviewing at least annually the qualifications of new and existing members of the Board of Directors, considering the extent to which such members may be considered “independent” within the meaning of applicable NYSE rules as well as other appropriate factors, including overall skills and experience.

The Nominating and Governance Committee will, from time to time, seek to identify potential candidates for director nominees and will consider potential candidates proposed by other members of the Board of Directors, by management of the Corporation or by shareholders of the Corporation.

In considering candidates submitted by shareholders of the Corporation, the Nominating and Governance Committee will take into consideration the needs of the Board of Directors and the candidate’s qualifications. To have a candidate considered by the Committee, a shareholder must submit the recommendation in writing and must include the following information:

•	The name and address of the proposed candidate;

•	The proposed candidate’s resume or a listing of his or her qualifications to be a director of the Corporation;

•	A description of what would make such person a good addition to the Board of Directors;

•	A description of any relationship that could affect such person’s qualifying as an independent director, including identifying all other public company board and committee memberships;

•	A confirmation of such person’s willingness to serve as a director if selected by the Nominating and Governance Committee;

•	The name of the shareholder submitting the name of the proposed candidate, together with information as to the number of shares owned and the length of time of ownership; and

•	Any information about the proposed candidate that would, under the federal proxy rules, be required to be included in the Corporation’s proxy statement if such person were a nominee.

The shareholder recommendation and information described above must be sent to the Corporate Secretary at 600 Grant Street, Suite 4600, Pittsburgh, PA 15219 and, in order to allow for timely consideration, must be received not less than 120 days in advance of the anniversary date of the release of the proxy statement for the Corporation’s most recent annual meeting of shareholders.

Once a person has been identified by the Nominating and Governance Committee as a potential candidate, the Committee may collect and review publicly available information regarding the person to assess whether the person should be considered further. Generally, if the person expresses a willingness to be considered and to serve on the Board of Directors and the Nominating and Governance Committee believes that the candidate has the potential to be a good candidate, the Committee would seek to gather information from or about the candidate, including through one or more interviews as appropriate and review his or her accomplishments and qualifications generally, including in light of any other candidates that the Committee may be considering. The Nominating and Governance Committee’s evaluation process does not vary based on whether the candidate is recommended by a shareholder.

Each of the current nominees for election as director currently serve as a member of the Board of Directors.

Non-Management Directors

The non-management directors have regularly scheduled executive sessions. On April 29, 2004 Robert J. Appel was chosen to preside as the lead director at these meetings. A new lead director will be chosen annually. Any shareholder who wants to communicate directly with the presiding director or the non-management directors as a group can do so by following the procedure below under “Shareholder Communications with Directors”.

Shareholder Communications with Directors.

The Board of Directors has established a process to receive communications from shareholders and other interested parties. To communicate with the Board of Directors, any individual director or any group or committee of directors, correspondence should be addressed to the Board of Directors or such individual or group or committee and sent “c/o Corporate Secretary” at 600 Grant Street, Suite 4600, Pittsburgh, PA 15219. Communications sent in this manner will be reviewed by the office of the Corporate Secretary for the sole purpose of determining whether the contents represent a message to one or more of the Corporation’s directors.

In addition, the Corporation encourages its Directors to attend the Annual Meeting of the Corporation’s shareholders. All of the Directors were in attendance at the 2004 Annual Meeting.

COMMITTEES OF THE BOARD OF DIRECTORS

The Board of Directors held six meetings in 2004 and took action once by written consent. The Executive Committee of the Board of Directors held one meeting and took action three times by written consent. The Executive Committee in 2004 was comprised of four Directors: Louis Berkman, Robert A. Paul, Ernest G. Siddons and Leonard M. Carroll. Effective February 21, 2005, the Executive Committee was comprised of Robert A. Paul, Ernest G. Siddons, Leonard M. Carroll, William K. Lieberman and Carl H. Pforzheimer, III.

In January 2004, the Compensation, Nominating and Governance and Stock Option Committees were comprised of William D. Eberle (Chairman), Leonard M. Carroll and Carl H. Pforzheimer, III. In February, 2004, upon recommendation of the Nominating and Governance Committee and in order to comply with current NYSE rules requiring a majority of independent directors, Mr. Appel and Mr. Lieberman were elected to the Board. In addition, the Board reconsidered the membership of certain Committees and changed those Committees as follows: Compensation Committee: William D. Eberle (Chairman), Robert J. Appel and Paul A. Gould; Nominating and Governance Committee: Paul A. Gould (Chairman), William K. Lieberman and Carl H. Pforzheimer, III. Paul Gould was added to the Audit Committee. The Stock Option Committee did not change. The Compensation Committee met twice and the Nominating and Governance Committee met once in 2004. The Stock Option Committee did not meet.

The Audit Committee held seven meetings in 2004 and was comprised of four Directors: Carl H. Pforzheimer, III (Chairman), William D. Eberle, Leonard M. Carroll and Paul A. Gould who was added in February. None of the Committee members is now, or has within the past five years been, an employee of the Corporation. The Audit Committee reviews the Corporation’s accounting and reporting practices, including internal control procedures, and maintains a direct line of communication with the Directors and the independent accountants.

All of the Directors attended more than 75% of the applicable meetings.

In 2004, each Director who was not employed by the Corporation received an annual retainer, payable quarterly, of $15,000, except for the Chairman of the Audit Committee, who received $17,500. Each non-employee Director also received $1,000 for each Board meeting and Audit Committee meeting attended and $500 for all other committee meetings attended. Attendance may be either in person or by telephonic connection and Directors did not receive a fee for either Board or committee meetings if they did not attend.

All members of the Audit Committee are independent as that term is defined by the applicable Securities and Exchange Commission (“SEC”) rules and listed company standards of the NYSE.

The Nominating and Governance Committee Charter, the Compensation Committee Charter, the Audit Committee Charter and the Corporate Governance Guidelines are available on the Corporation’s website at www.ampcopittsburgh.com. The Corporation has also adopted a Code of Business Conduct and Ethics that applies to all of its officers, directors and employees, as well as an additional Code of Ethics that applies to the Corporation’s chief executive officer and chief financial officer. Copies of both Codes are available on the Corporation’s website. The Corporation will provide a copy of these documents to any shareholder who makes a request in writing to the Corporate Secretary, Ampco-Pittsburgh Corporation, 600 Grant Street, Suite 4600, Pittsburgh, PA 15219.

Report of the Audit Committee

The Audit Committee has reviewed and discussed the audited financial statements with management and has discussed with the independent accountants the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards, AU 380), as may be modified or supplemented.

The Audit Committee has received the written disclosures and the letter from the independent accountants required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and has discussed with the independent accountants their independence.

Based on the review and discussions referred to in the preceding paragraphs, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Corporation’s Annual Report on Form 10-K for the last fiscal year for filing with the SEC.

The following table summarizes the aggregate fees to the Corporation by Deloitte & Touche LLP:

	2004	2003
Audit fees (a)	$667,580	$248,250
Audit—related fees (b)	10,000	14,085
Tax fees (c)	87,402	71,999
All other fees (d)	2,460	30,245

Total	$767,442	$364,579

(a)	Fees for audit services consisted primarily of fees for the audit of the Corporation’s annual consolidated financial statements for each of the respective years, audit of management’s assessment of internal controls in 2004 to meet the requirements of the Sarbanes-Oxley Act of 2002 and, for 2003, other services related to SEC matters.

(b)	Fees for audit-related services for 2004 and 2003 related primarily to the audit of the Corporation’s employee benefit plans and, for 2003, services rendered in connection with the sale of the Corporation’s Plastics Processing Machinery segment.

(c)	Fees for tax services for 2004 and 2003 consisted of tax compliance and tax planning and advice. Fees for tax compliance services equaled $87,402 and $66,940 for 2004 and 2003, respectively. Tax compliance services are services rendered based upon facts already in existence or transactions that have already occurred to document, compute, and assess amounts to be included in tax filings and consisted of review of income tax returns, calculation of extraterritorial income exclusion and licensing fees for use of tax software. Tax planning and advice services are services rendered with respect to a proposed transaction and included consulting primarily for restructuring activities and value-added tax.

(d)	Fees for all other services billed consisted of permitted non-audit services related to review of grant application in 2004 and human capital advisory services in 2003.

In considering the nature of the services provided by Deloitte & Touche LLP, the Audit Committee determined that such services are compatible with the provision of independent audit services. The Audit Committee discussed these services with Deloitte & Touche LLP and the Corporation’s management to determine that they are permitted under the rules and regulations concerning auditor independence promulgated by the SEC to implement the Sarbanes-Oxley Act of 2002, as well as the American Institute of Certified Public Accountants.

The Audit Committee has adopted a Policy for Approval of Audit and Non-Audit Services provided by the Corporation’s independent auditor. According to the policy, the Corporation’s independent auditor may not provide the following prohibited services to the Corporation:

•	maintain or prepare the Corporation’s accounting records or prepare the Corporation’s financial statements that are either filed with the SEC or form the basis of financial statements filed with the SEC;

•	provide appraisal or valuation services when it is reasonably likely that the results of any valuation or appraisal would be material to the Corporation’s financial statements, or where the independent auditor would audit the results;

•	provide certain management or human resource functions;

•	serve as a broker-dealer, promoter or underwriter of the Corporation’s securities;

•	provide any service in which the person providing the service must be admitted to practice before the courts of a U.S. jurisdiction;

•	provide any internal audit services relating to accounting controls, financial systems, or financial statements; or

•	design or implement a hardware or software system that aggregates source data underlying the financial statements or generates information that is significant to the Corporation’s financial statements, taken as a whole.

In addition, in connection with its adoption of the Policy, the Audit Committee pre-approved certain audit-related and other non-prohibited services. Any services not prohibited or pre-approved by the Policy must be pre-approved by the Audit Committee in accordance with the Policy. The Pre-Approval Policy will be reviewed and approved annually by the Board of Directors.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT INCLUDING NOMINEES

The following table sets forth information, to the extent known by the Corporation, concerning individuals (other than Directors or Officers of the Corporation) or entities holding more than five percent of the outstanding shares of the Corporation’s Common Stock. The “percent of class” in the table below is calculated based upon 9,757,497 shares outstanding as of March 10, 2005.

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of class

The Louis Berkman Investment Company P. O. Box 576 Steubenville, OH 43952	2,363,842	(1)	24.22

Gabelli Funds, Inc. (and affiliates) Corporate Center Rye, NY 10580	1,805,542	(2)	18.50

Van Den Berg Management 805 Las Cimas Parkway Austin, TX 78746	810,998	(3)	8.31

Dimensional Fund Advisors Inc. 1299 Ocean Avenue Santa Monica, CA 90401	672,900	(4)	6.90

(1)	Louis Berkman is an officer and director of The Louis Berkman Investment Company and owns directly 61.51% of its common stock. Robert A. Paul, is an officer and director of The Louis Berkman Investment Company, and disclaims beneficial ownership of the 38.49% of its common stock owned by his wife.

(2)	Reported in an amendment to Schedule 13D filed with the SEC in March 2003.

(3)	Reported as of December 31, 2004 on a Schedule 13G filed with the SEC disclosing it had shared and sole voting and dispositive power of these shares.

(4)	Reported as of December 31, 2004 on a Schedule 13G filed with the SEC in which it disclaims beneficial ownership and discloses it had sole voting and dispositive power of these shares which are held in portfolios of various investment vehicles.

The following table sets forth as of March 10, 2005 information concerning the beneficial ownership of the Corporation’s Common Stock by the Directors and Named Executive Officers and all Directors and Executive Officers of the Corporation as a group:

Name of beneficial owner	Amount and nature of beneficial ownership		Percent of class
Louis Berkman(N)	2,701,108	(1)(2)	27.68
Robert A. Paul	177,922	(2)(3)	1.82
Ernest G. Siddons	51,833	(4)	.53
Robert F. Schultz	20,200	(5)	.20
Terrence W. Kenny	15,000	(6)	.15
Rose Hoover	5,000	(7)
Robert J. Appel	3,000		*
Paul A. Gould	3,000		*
Carl H. Pforzheimer, III(N)	2,733	(8)	*
Leonard M. Carroll	1,500		*
Laurence E. Paul	1,000		*
Stephen E. Paul(N)	1,000		*
William D. Eberle	1,000	(9)	*
William K. Lieberman(N)	1,000	(10)
Directors and Executive Officers as a group (15 persons)	2,989,030	(11)	30.63

(N)	Nominee for Director
*	less than .1%

(1)	Includes 215,000 shares owned directly, 120,000 shares that he has the right to acquire within 60 days pursuant to stock options, 2,363,842 shares owned by The Louis Berkman Investment Company and the following shares in which he disclaims beneficial ownership: 1,266 shares held by The Louis and Sandra Berkman Foundation, of which Louis Berkman and Robert A. Paul are Trustees, and 1,000 shares owned by his wife.

(2)	The Louis Berkman Investment Company owns beneficially and of record 2,363,842 shares of the Corporation’s Common Stock. Louis Berkman is an officer and director of The Louis Berkman Investment Company and owns directly 61.51% of its common shares. Robert A. Paul, an officer and director of The Louis Berkman Investment Company, disclaims beneficial ownership of the 38.49% of its common stock owned by his wife. The number of shares shown in the table for Robert A. Paul does not include any shares held by The Louis Berkman Investment Company.

(3)	Includes 42,889 shares owned directly, 120,000 shares that he has the right to acquire within 60 days pursuant to stock options and the following shares in which he disclaims beneficial ownership: 13,767 shares owned by his wife and 1,266 shares held by The Louis and Sandra Berkman Foundation, of which Robert A. Paul and Louis Berkman are Trustees.

(4)	Includes 1,833 shares owned jointly with his wife and 50,000 shares that he has the right to acquire within 60 days pursuant to stock options.

(5)	Includes 200 shares owned jointly with his wife, and 20,000 shares that he has the right to acquire within 60 days pursuant to stock options.

(6)	Shares that he has the right to acquire within 60 days pursuant to stock options.

(7)	Shares that she has the right to acquire within 60 days pursuant to stock options.

(8)	Includes 1,000 shares owned directly, 800 shares held by a trust of which he is a trustee and principal beneficiary, and the following shares in which he disclaims beneficial ownership: 133 shares held by his daughter and 800 shares held by a trust of which he is a trustee.

(9)	Shares held by a trust of which he is a trustee.

(10)	Shares held jointly with his wife.

(11)	Includes 335,000 shares that certain officers have the right to acquire within 60 days pursuant to stock options and excludes double counting of shares deemed to be beneficially owned by more than one Director.

Unless otherwise indicated the individuals named have sole investment and voting power.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires the Corporation’s directors, executive officers and persons who beneficially own more than 10% of the Corporation’s common stock, to file reports of holdings and transactions in the Corporation’s common stock with the SEC and to furnish the Corporation with copies of all Section 16(a) reports that they file. Based on those records and other information furnished, during 2004, executive officers, directors and persons who beneficially own more than 10% of the Corporation’s common stock complied with all filing requirements.

EXECUTIVE COMPENSATION

The following table sets forth certain information as to the total remuneration received for the past three years by the five most highly compensated executive officers of the Corporation, including the Chief Executive Officer (the “Named Executive Officers”):

SUMMARY COMPENSATION TABLE

Annual Compensation
(a)	(b)	(c)	(d)	(e)
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation ($)(1)
Robert A. Paul Chairman and Chief Executive Officer	2004 2003 2002	433,000 411,000 400,000	0 59,080 60,000	3,333 3,333 3,333

Ernest G. Siddons President and Chief Operating Officer	2004 2003 2002	406,175 380,175 370,000	0 54,649 55,500	1,889 2,822 1,582

Terrence W. Kenny Group Vice President	2004 2003 2002	160,500 151,000 146,000	34,650 28,080 36,500	3,333 168 1,183

Robert F. Schultz Vice President Industrial Relations and Senior Counsel	2004 2003 2002	169,000 162,000 158,000	15,000 15,000 15,000	32,852 24,703 26,777	(2) (2) (2)

Rose Hoover Vice President and Corporate Secretary	2004 2003 2002	118,333 N/A N/A	15,000 N/A N/A	19,706 N/A N/A	(3)

(1)	Unless otherwise noted, amount represents reimbursements of taxes in connection with a medical reimbursement plan.

(2)	The total value of personal benefits for Mr. Schultz exceeded the reporting threshold. Of the total value reported for 2004, 2003 and 2002, the value attributable to the personal use of a company provided vehicle was $8,294, $8,545, and $8,554 respectively. Also in 2004, the value related to country club memberships was $10,711.

(3)	The total value of personal benefits for Ms. Hoover exceeded the reporting threshold. Of the total value reported for 2004, the values attributable to the personal use of a company provided vehicle and a medical reimbursement plan were $7,399 and $5,367 respectively.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year End Option Values

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year End (#) Exercisable/Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year End ($) Exercisable/ Unexercisable
Robert A. Paul	0	0	120,000/0	503,250/0
Ernest G. Siddons	30,000	102,500	50,000/0	189,375/0
Robert F. Schultz	5,000	14,688	20,000/0	92,000/0
Terrence W. Kenny	9,000	33,800	15,000/0	58,844/0
Rose Hoover	5,000	15,688	5,000/0	18,938/0

Stock Option Plan

The Corporation’s 1997 Stock Option Plan, as amended, permits the grant of options exercisable for shares of Common Stock to corporate officers and other key employees of the Corporation and its subsidiaries upon such terms, including exercise price and conditions and timing of exercise, as may be determined by the Stock Option Committee. The Stock Option Plan authorizes the grant of awards up to a maximum of 600,000 shares of the Corporation’s Common Stock; however, the maximum number of Shares with respect to which stock options may be granted to any one participant in any fiscal year is 150,000. In 2004, no options were granted.

Pension Benefits

The Corporation has a tax qualified retirement plan (the “Plan”) applicable to the Named Executive Officers, to which the Corporation makes annual contributions, as required, in amounts determined by the Plan’s actuaries. The Plan does not have an offset for Social Security and is fully paid for by the Corporation. Under the Plan, employees become fully vested after five years of participation and normal retirement age under the Plan is age 65 but actuarially reduced benefits may be available as early as age 55. The primary benefit formula is 1.1% of the highest consecutive five year average earnings in the final ten years, times years of service. Federal law requires that 5% owners start receiving a pension no later than April 1 following the calendar year in which the age 70 1/2 is reached.

The Corporation adopted a Supplemental Executive Retirement Plan (SERP) in 1988, which was amended and restated in 1996, for certain officers and key employees, covering retirement after completion of ten years of service and attainment of age 55. All Named Executive Officers are Participants in the SERP. The combined retirement benefit at age 65 or older provided by the Plan and the SERP is 50% of the highest consecutive five year average earnings in the final ten years of service. The participants are eligible for reduced benefits for early retirement at age 55. A benefit equal to 50% of the benefit otherwise payable at age 65 is paid to the surviving spouse of any participant who has had at least five years of service, commencing on the later of the month following the participant’s death or the month the participant would have reached age 55. In addition, there is an offset for pensions from other companies. Certain provisions, applicable if there is a change of control, are discussed below under “Termination of Employment and Change of Control Arrangements”.

The following shows the estimated annual pension under the Plan and SERP, if applicable, that would be payable, without offset, to the individuals named in the compensation table assuming continued employment to retirement at age 65 or older and assuming the total salary and bonus stated in the table for 2003 is the final five year average.

Robert A. Paul	$216,500
Ernest G. Siddons	$203,088
Terrence W. Kenny	$97,575
Robert F. Schultz	$92,000
Rose Hoover	$66,667

Termination of Employment and Change of Control Arrangements

Mr. Paul and Mr. Siddons each have two year contracts (which automatically renew for one year periods unless the Corporation chooses not to extend) providing for compensation equal to five times their annual compensation (with a provision to gross up to cover the cost of any federal excise tax on the benefits) in the event their employment is terminated by the Corporation or for good cause by the executive within 24 months following a change in control and the right to equivalent office space and secretarial help for a period of one year after a change in control. All Vice Presidents and one other employee have two year contracts providing for three times their annual compensation in the event their employment is terminated by the Corporation or for good cause by the executive within 24 months following a change in control. All of the contracts provide for the continuation of employee benefits, for three years for the two senior executives and two years for the others, and the right to purchase the leased car used by the covered individual at the Corporation’s then book value. The same provisions concerning change in control that apply to the contracts apply to the SERP and vest the right to that pension arrangement. A change of control triggers the right to a lump sum payment equal to the present value of the vested benefit under the SERP, if applicable.

Committee Interlocks and Insider Participation in Compensation Decisions

A Compensation Committee is appointed each year by the Board of Directors. None of the Committee members is now, or ever has been, an officer or employee of the Corporation.

Compensation Committee Responsibilities and Policies

The purpose of the Corporation’s Compensation Committee is to assist the Board of Directors in its oversight and evaluation responsibilities relating to compensation matters. In that role, the Compensation Committee has overall responsibility for evaluating and approving the structure, operation and effectiveness of the Corporation’s compensation plans and programs.

Specific duties of the Compensation Committee include, among other things: (a) annually reviewing and approving corporate goals and objectives relevant to the compensation of the Corporation’s Chief Executive Officer (the “CEO”), (b) evaluating the CEO’s performance in light of those goals and objectives, and (c) approving the CEO’s compensation level based on this evaluation. In addition, the Committee reviews management’s recommendations and makes recommendations to the full Board of Directors with respect to director compensation and other non-CEO executive compensation, including incentive-based and equity-based compensation. Specifically, salaries for executive officers and managerial employees below the annual level of $200,000 are set by the Chairman and President of the Corporation. Salaries of $200,000 per year and above are reviewed and must be approved by the Board of Directors, after a recommendation by the Compensation Committee.

The Committee has the sole authority to retain and terminate any compensation consultant to assist it in these responsibilities.

The key objectives of the Committee’s policies on compensation and benefits are to enhance the Corporation’s ability to attract and retain highly qualified executives, to establish and maintain compensation and benefit programs that are fair and reasonably competitive with those of comparable organizations in light of prevailing economic and industry conditions, and to develop and maintain compensation programs that link compensation to the short-term and long-term performance of the Corporation and the interests of its shareholders.

The primary elements in the Corporation’s compensation program for its executive officers are an annual base salary, an annual incentive based bonus or in certain instances an annual discretionary cash bonus.

Executive Officer Compensation.

Compensation Committee Considerations. The compensation for the CEO, as well as the other applicable executive officers, is typically based on an analysis conducted by the Compensation Committee with reference to various objective and subjective factors. Although the performance of the Corporation is one factor in the Committee’s analysis, the Committee does not specifically link remuneration solely to quantitative measures of performance because of the cyclical nature of the industries and markets served by the Corporation. In setting compensation, the Committee also considers various qualitative factors, including competitive compensation arrangements of other companies within relevant industries, individual contributions, leadership ability and an executive officer’s overall performance. The Committee believes that this approach will further the Corporation’s goal to attract and retain quality management, thereby benefiting the long-term interest of shareholders.

2004 Base Salaries. In establishing the compensation reported for 2004, the Committee conducted its analysis as described above and considered the results of the Corporation. In April 2004, the Committee concluded that an increase was appropriate effective July 2004 for the CEO and the President of the Corporation.

Incentive Bonus Programs. The incentive bonus program for 2004 previously approved by the Compensation Committee covered Robert A. Paul and Ernest G. Siddons. Incentive payments were to be determined, based on the Corporation’s 2004 income from operations performance as compared to the Corporation’s business plan. These payments were to be limited to 35% of base salary of participants. In 2004, no bonuses were earned pursuant to the bonus program.

This report of the Compensation Committee shall not be deemed incorporated by reference by any general statement incorporating by reference this Proxy Statement into any filing under the Securities Act of 1933 or under the Securities Exchange Act of 1934, except to the extent that the Corporation specifically incorporates this report and the information contained herein by reference, and shall not otherwise be deemed filed under such Acts.

William D. Eberle, Chairman

Robert J. Appel

Paul A. Gould

Comparative Five-Year Total Returns*

Ampco-Pittsburgh Corporation, Standard & Poors 500 and Value Line Steel (Integrated) Index

(Performance results through 12/31/04)

Assumes $100 invested at the close of trading on the last trading day preceding January 1, 2000 in Ampco-Pittsburgh common stock, S&P 500, and Peer Group.

*Cumulative total return assumes reinvestment of dividends.

In the above graph, the Corporation has used Value Line’s Steel (Integrated) Industry for its peer comparison. The diversity of products produced by subsidiaries of the Corporation made it difficult to match to any one product-based peer group. Although not totally comparable, the Steel Industry was chosen because it is impacted by some of the same end markets that the Corporation ultimately serves, such as the automotive, appliance and construction industries.

Historical stock price performance shown on the above graph is not necessarily indicative of future price performance.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

In 2004, the Corporation bought industrial supplies from a subsidiary of The Louis Berkman Investment Company in transactions in the ordinary course of business amounting to approximately $1,600,000. Additionally, The Louis Berkman Investment Company paid the Corporation $198,000 for certain administrative services. Louis Berkman was an officer, director and shareholder and Robert A. Paul was an officer and director, of that company. These transactions and services were at prices generally available from outside sources. Transactions between the parties will also take place in 2005.

RELATIONSHIP WITH INDEPENDENT ACCOUNTANTS

On February 21, 2005, the Board of Directors, upon recommendation of the Audit Committee, selected Deloitte & Touche LLP (“D&T”) as the independent accountants for the year 2005.

Representatives of D&T will be in attendance at the Annual Meeting, will have the opportunity to make a statement if they wish to do so and will respond to appropriate questions.

SHAREHOLDER PROPOSALS FOR 2006

Any shareholder who wishes to place a proposal before the next Annual Meeting of Shareholders must submit the proposal to the Corporation’s Secretary, at its executive offices, not less than 120 calendar days in advance of the anniversary date of the release of this proxy statement to have it considered for inclusion in the proxy statement for the Annual Meeting in 2006.

OTHER MATTERS

The Board of Directors does not know of any other business that will be presented for action at the Annual Meeting. Should any other matter come before the meeting, however, action may be taken thereon pursuant to proxies in the form enclosed unless discretionary authority is withheld.

Annex A

Ampco-Pittsburgh Corporation

Board of Directors’ Guidelines for

Determining the Independence of its Members

Adopted on February 19, 2004.

In order to comply with Rule 303A (“Rule 303A) of the Listed Company Manual of the New York Stock Exchange (the “NYSE”), the Board of Directors (the “Board”) of Ampco-Pittsburgh Corporation (the “Company”) must be comprised of at least a majority of “independent” directors. Rule 303A provides that, “[n]o director qualifies as ‘independent’ unless the board of directors affirmatively determines that the director has no material relationship with the listed company (either directly or as a partner, shareholder or officer of an organization that has a relationship with the company).” The Board has adopted these Guidelines to assist it in evaluating the independence of its members as required by Rule 303A.

1. NYSE Standards. Rule 303A describes a series of specific relationships that disqualify an individual from serving as an independent director of an NYSE-listed company and, in some instances, impose related “cooling off” periods following the termination of any such relationship. No member of the Board will be considered independent if he or she is party to any such disqualifying relationship. Specifically:

•	An employee of the Company or an “immediate family member”[1] of an executive officer of the Company is not independent until three years after the termination of that employment relationship;

•	Any director who receives compensation from the Company in excess of $100,000 per year (or whose immediate family member is an executive employee of the Company and receives annual compensation from the Company in excess of $100,000) is not independent until three years after he or she ceases to receive such payments;[2]

•	A director who is employed, or whose immediate family member is employed, as an executive officer at another company where any of the listed company’s present executives serve on the compensation committee (i.e., a “compensation committee interlock”) will not be independent until three years after the relationship ceases;

•	A director who is an executive officer or employee of another company (or whose immediate family member is an executive officer of another company) that makes payments to or receives payments from the listed company for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s annual consolidated gross revenues as reported in the last completed fiscal year is not independent until three years after the amounts paid or received fall below that threshold; and

•	A director who is affiliated with, or employed by, or whose immediate family member is affiliated with or employed in a professional capacity by, a present or former internal or external auditor of the Company is not independent until three years after the end of either his or her affiliation or employment with the auditor or the end of the auditing relationship between the Company and the auditor.

[1]	For purposes of these independence standards, the term “immediate family member” refers to a person’s spouse, parents, children, siblings, mother-in-law, father-in-law, sons or daughters-in-law, or brothers or sisters-in-law and other persons (other than domestic employees) sharing such person’s household.
[2]	For this purpose, compensation does not include customary director’s fees, supplemental director’s fees for committee service or pension payments or other deferred compensation benefits, to the extent that such deferred compensation is not contingent upon continued service to the Company.

2. Immaterial Relationships. The following relationships will not be considered “material” and will not impair the independence of a member of the Board who satisfies the NYSE independence criteria set forth above:

•	If the Board member has received compensation from the Company of less than $100,000 per year (excluding customary director’s fees, supplemental director’s fees for committee service or pension payments or other deferred compensation benefits);

•	If the Board member has an immediate family member who is employed by the Company in a non-executive capacity;

•	If the Board member or his or her immediate family member serves as an officer, director, trustee or primary spokesperson of a charitable or educational organization, and donations by the Company (excluding Company matches of charitable contributions made by employees or directors of the Company under any non-discretionary charitable matching program) do not exceed the greater of $1 million or 2% of such organization’s total annual charitable receipts in any of the last three fiscal years;

•	If the Board member directly or indirectly owns stock or other securities of the Company;

•	Except for relationships otherwise described in Section 1 of these Guidelines, if the Board member has a relationship with the Company of a type covered by Item 404(a) and/or Item 404(b) of the Security and Exchange Commission’s Regulation S-K (or any successor regulation) and the relationship is not required to be disclosed in the Company’s annual proxy statement;

•	If the Board member serves as a managing director or in another executive capacity of any investment company or venture fund company (a) in which any other member of the Board or executive officer or employee of the Company, or any person or entity affiliated with any of the foregoing, holds an interest of not more than 15% or (b) which invests funds contributed by any member of the Board or executive officer or other employee of the Company or any person or entity affiliated with any of the foregoing, provided that such invested funds do not exceed 15% of the aggregate funds managed by the investment company or the venture fund company, as applicable, or both.

3. Other Relationships. The Board must weigh all relevant facts and circumstances in evaluating the independence of its members. If a Board member has a relationship that exceeds the thresholds described in Section 2 above, or another significant relationship with the Company or its management of a nature that is not described in Section 2 above, then the Board must determine, on a “case-by-case” basis, whether that Board member is independent (i.e., whether the relationship is “material” to the Company or to the Board member). If the Board determines that any such relationship is not “material” and that, as a consequence, the Board member is “independent”), the Board’s determination will be disclosed in the Company’s proxy statement.

-PROXY-	-PROXY-

This Proxy is Solicited on Behalf of the Board of Directors

The undersigned hereby appoints Robert A. Paul, Ernst G. Siddons and Rose Hoover as proxies with full power of substitution, to vote as specified on the reverse side the shares of stock which the undersigned is entitled to vote at the Annual Meeting of Shareholders of AMPCO-PITTSBURGH CORPORATION, to be held at The Duqueane Club, in the Carnegie Room, 3rd Floor, 325 Sixth Avenue, Pittsburgh, PA, on Thursday, April 28, 2004, at 10:00 a.m., and any adjournments thereof and to vote in their discretion on such other matters as may properly come before the meeting.

WHEN PROPERLY EXECUTED THIS PROXY WILL BE VOTED IN THE MANNER DIRECTED, IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE NOMINEES LISTED IN ITEM 1 (OR, IN THE DISCRETION OF THE PROXIES, THE SHARES MAY BE VOTED CUMULATIVELY).

PLEASE SIGN ON REVERSE SIDE and mail in the enclosed, postage prepaid envelope.

Address Change/Comments (Mark the corresponding box on the reverse side)

ñ  FOLD AND DETACH HERE  ñ

[Illegible	]	☐

1. ELECTION OF DIRECTORS.

FOR all nominies listed below (except as marked to the contrary)	WITHHOLD AUTHORITY to vote for all nominees listed below

☐	☐

(Instruction: To withhold authority to vote for any individual nominee, with that nominee’s name on the line below the names of the nominees for Directors.)
The election of 01 Louis Berkman, 02 William K. Lieberman, 03 Stephen E. Paul and 04 Carl H. Pforzheimer, III for a term expiring in 2008.	All proxies heretofore given or executed with respect to the shares of stock represented by this proxy are by the filing of this proxy, expressly revoked.
PLEASE DO NOT FOLD, STAPLE OR DAMAGE

Dated: , 2005

Signature

Signature if held jointly

NOTE: Signature should conform exactly to name as stenciled hereon. Executors, administrators, guardians, trustees, attorneys and officer signing for a corporation should give full title. For joint accounts each owner must sign.

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